Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of United Homes Group, Inc. for the registration of the 2023 Equity Incentive Plan, of our report dated March 17, 2023, with respect to the carve-out financial statements of the homebuilding operations of Great Southern Homes, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022.

/s/ FORVIS, LLP

Tysons, Virginia
June 23, 2023